Exhibit 99.3

Consent of Director Nominee

In connection with the filing by Patriot Mobile Inc. (the “Corporation”) of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Corporation in the Registration Statement and any and all amendments and supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

/s/ Joseph Malchow
Joseph Malchow

October 9, 2026